Exhibit 4.8

AMENDMENT TO SECOND SUPPLEMENTAL INDENTURE

INTERNATIONAL TRANSMISSION COMPANY

TO

BNY MIDWEST TRUST COMPANY
Trustee

____________________

Dated as of January 19, 2005

____________________

Supplementing the First Mortgage and Deed of Trust

Dated as of July 15, 2003

Amending the Second Supplemental Indenture and the First Mortgage Bonds, Series B

TABLE OF CONTENTS

		Page

ARTICLE ONE DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION		2
Section 101.	Definitions	2
ARTICLE TWO AMENDMENTS		2
Section 201.	Amendments to the Second Supplemental Indenture	2
Section 202.	Amendment to the First Mortgage Bonds, Series B	2
ARTICLE THREE MISCELLANEOUS PROVISIONS		2

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AMENDMENT TO SECOND SUPPLEMENTAL INDENTURE, dated as of January 19, 2005, between International Transmission Company, a corporation organized and existing under the laws of the State of Michigan (herein called the “Company”), having its principal office at 39500 Orchard Hill Place, Novi, MI 48375 and BNY MIDWEST TRUST COMPANY, a corporation duly organized and existing under the laws of the State of Illinois, as Trustee (herein called the “Trustee”), the office of the Trustee at which on the date hereof its corporate trust business is principally administered being 2 N. LaSalle Street, Suite 1020, Chicago, Illinois 60630.

RECITALS OF THE COMPANY

WHEREAS, the Company has heretofore executed and delivered to the Trustee a First Mortgage and Deed of Trust dated as of July 15, 2003 (the “Original Indenture”) providing for the issuance by the Company from time to time of its bonds, notes and other evidence of indebtedness to be issued in one or more series (in the Original Indenture and herein called the “Securities”) and to provide security for the payment of the principal of and premium, if any, and interest, if any, on the Securities; and

WHEREAS, the Company has heretofore executed and delivered to the Trustee a First Supplemental Indenture dated as of July 15, 2003 (the “First Supplemental Indenture”) to the Original Indenture providing for the issuance by the Company of $185,000,000 4.45% First Mortgage Bonds, Series A due July 15, 2013; and

WHEREAS, the Company has heretofore executed and delivered to the Trustee a Second Supplemental Indenture dated as of July 15, 2003 (the “Second Supplemental Indenture”) to the Original Indenture (the Original Indenture, as amended and supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture’) providing for the issuance by the Company of First Mortgage Bonds, Series B, due February 28, 2006 (the “First Mortgage Bonds, Series B”); and

WHEREAS, the Company, in the exercise of the power and authority conferred upon and reserved to it under the provisions of the Original Indenture and pursuant to appropriate resolutions of the Board of Directors, has duly determined to make, execute and deliver to the Trustee this Amendment to Second Supplemental Indenture (the “Amendment to Second Supplemental Indenture”) in order to amend the Second Supplemental Indenture and the First Mortgage Bonds, Series B as set forth in Article Two hereof; and

WHEREAS, all things necessary to make this Amendment to Second Supplemental Indenture a valid, binding and legal agreement of the Company, have been done;

NOW, THEREFORE, THIS AMENDMENT TO SECOND SUPPLEMENTAL INDENTURE WITNESSETH that, in order to amend the First Mortgage Bonds, Series B, established in the Second Supplemental Indenture, it is mutually covenanted and agreed as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS
OF GENERAL APPLICATION

Section 101.           Definitions.  Each capitalized term that is used herein and is defined in the Original Indenture shall have the meaning specified in the Original Indenture unless such term is otherwise defined herein.

ARTICLE TWO

AMENDMENTS

Section 201.           Amendments to the Second Supplemental Indenture.

(a)           Section 201 of the Second Supplemental Indenture shall be amended to read as follows:

“Section 201.  Title of the Series B Bonds. This Second Supplemental Indenture hereby creates a series of Securities designated as the “First Mortgage Bonds, Series B, due March 19, 2007” of the Company (the “Series B Bonds”).”

(b)           Exhibit A of the Second Supplemental Indenture is amended by substituting “March 19, 2007” for each reference therein to “February 28, 2006.”

Section 202.           Amendment to the First Mortgage Bonds, Series B. Each of the First Mortgage Bonds, Series B heretofore issued and outstanding on the date hereof shall be amended by substituting “March 19, 2007” for each reference therein to “February 28, 2006.”

ARTICLE THREE

MISCELLANEOUS PROVISIONS

The Trustee makes no undertaking or representations in respect of, and shall not be responsible in any manner whatsoever for and in respect of, the validity or sufficiency of this Amendment to Second Supplemental Indenture or the proper authorization or the due execution hereof by the company or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.  The Trustee shall not be accountable for the use or the application by the Company of the Series B Bonds or the proceeds thereof.

Except as expressly amended and supplemented by the First Supplemental Indenture, by the Second Supplemental Indenture and by this Amendment to Second Supplemental Indenture, the Original Indenture, the Second Supplemental Indenture and the First Mortgage Bonds, Series B shall continue in full force and effect in accordance with the provisions thereof and the Original Indenture is in all respects hereby ratified and confirmed.  This Amendment to Second

Supplemental Indenture and all of its provisions shall be deemed a part of the Original Indenture in the manner and to the extent herein and therein provided.

This Amendment to Second Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York, except, if this Amendment to Second Supplemental Indenture shall become qualified and shall become subject to the Trust Indenture Act, to the extent that the Trust Indenture Act shall be applicable, and except to the extent that the law of any jurisdiction wherein any portion of the Mortgaged Property is located shall mandatorily govern the creation of a mortgage lien on and security interest in, or perfection, priority or enforcement of the Lien of the Indenture or exercise of remedies with respect to, such portion of the Mortgaged Property.

This Amendment to Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Second Supplemental Indenture to be duly executed as of the day and year first above written.

INTERNATIONAL TRANSMISSION COMPANY

By:
Name: Edward M. Rahill
Title: Vice President and CFO

BNY MIDWEST TRUST COMPANY, as Trustee

By:
Name: Roxane Ellwanger
Title: Assistant Vice President